UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

ENHABIT, INC.
(Name of Registrant as Specified In Its Charter)

AREX CAPITAL MASTER FUND, LP

AREX CAPITAL PARTNERS, LP

AREX CAPITAL, LTD.

AREX CAPITAL GP, LLC

AREX CAPITAL MANAGEMENT, LP

AREX CAPITAL MANAGEMENT GP, LLC

ANDREW RECHTSCHAFFEN

JAMES T. CORCORAN

MEGAN AMBERS

MAXINE HOCHHAUSER

MARK W. OHLENDORF

ANNA-GENE O’NEAL

DR. GREGORY S. SHEFF

JUAN VALLARINO

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AREX Capital Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands, together with the other participants named herein (collectively, “AREX”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Enhabit, Inc., a Delaware corporation (the “Company”).

Item 1: On July 12, 2024, AREX issued the following press release:

ISS Recommends Stockholders Support Meaningful Change at Enhabit by Voting the WHITE Proxy Card “FOR” Three of AREX Capital’s Nominees

ISS Concludes Support Is Warranted for AREX Nominees to Add Beneficial Industry-Specific Expertise and "Oversight Over the Company's Financial Reporting and Shareholder Communications"

ISS Recognizes "The Most Apparent Needs for the Board Are Additional Expertise Related to Home Health, Hospice, and Public Company Financial Reporting"

AREX Urges Stockholders to Elect Its Full Slate to Ensure Enhabit Has a Board with the Necessary Industry-Specific Experience to Oversee and Guide Management

NEW YORK -- July 12, 2024

AREX Capital Management, LP (together with its affiliates, "AREX"), the beneficial owner of approximately 4.9% of the outstanding common shares of Enhabit, Inc. (NYSE: EHAB) ("Enhabit" or the "Company"), today announced that Institutional Shareholder Services Inc. ("ISS"), a leading independent proxy advisory firm, has recommended that Enhabit's stockholders support meaningful boardroom change by voting for three of its director candidates at the Company's 2024 Annual Meeting of Stockholders (the "Annual Meeting") on July 25, 2024. ISS recommends that stockholders elect Anna-Gene O'Neal, Mark W. Ohlendorf, and Dr. Gregory S. Sheff to Enhabit's Board of Directors (the "Board").

AREX Managing Partner, Andrew Rechtschaffen, and James T. Corcoran, AREX Partner, commented:

"We are pleased that a leading independent proxy advisory firm has recognized the lack of home health and hospice industry expertise on Enhabit's Board and validated our case for meaningful boardroom change by recommending that stockholders vote for Anna-Gene O'Neal, Mark W. Ohlendorf, and Dr. Gregory S. Sheff at the upcoming Annual Meeting. We also appreciate that ISS has acknowledged that stockholders may wish to add a direct stockholder voice to the Board by voting for James T. Corcoran.

Electing the full AREX Slate would also bring highly beneficial industry-specific human capital management, operational optimization, and payor contracting expertise to the Board. After two years of significant financial and operational underperformance, we firmly believe the election of all seven of our nominees is the best way to support Enhabit's realization of its full potential and the creation of value for all stockholders."

In its report, ISS made the following observations regarding the need for boardroom change at Enhabit: 1

•	"The most apparent needs for the board include experience in home health and hospice, as well as additional financial expertise given the company's issues with financial reporting and investor communications. On balance, we find that the addition of three dissident nominees would allow for a strong contingent of new candidates with an outside perspective..."
•	"...[T]he election of three dissident nominees would provide additional expertise in each of the company's businesses and additional oversight over the company's financial reporting and shareholder communications."
•	"...[B]oth Sheff and O'Neal expressed a nuanced and detailed understanding of the home health and hospice markets, respectively, as well as the specific challenges facing EHAB in each business. Dissident nominee Ohlendorf has significant public company CFO experience, having served as CFO at BKD ... he appears to have the necessary skills and experience of communicating with shareholders of a substantially larger public company."
•	"Given the need for change at the board level, it is reasonable that some shareholders may be supportive of adding a direct shareholder to the board, in Corcoran."

ISS also detailed Enhabit's poor financial and operational performance as well as its leadership's overall lack of effectiveness:

•	"There is no question of EHAB's underperformance since the spin-off. EHAB's TSR has significantly underperformed its peers and the broader market since the spin-off..."
•	"The company's operational performance has seen a significant erosion in profitability, with adjusted EBITDA falling by more than 40 percent over the five quarters following the spin-off. Further, the company has shown a persistent inability to provide accurate guidance to the market ... These factors substantiate the dissident's critique of the company's financial reporting and investor communications, and raise questions as to whether a change is needed in the CFO position..."
•	"...[T]he addition of CFO-level experience at the board level could improve board oversight of these concerns, particularly given that none of the named executive officers (NEOs) of EHAB had prior outside public company c-suite experience at the spin-off."
•	"...[T]he company's TSR and operational performance raise questions as to how effectively [the legacy Encompass directors] performed their duties."

***

AREX encourages stockholders to vote for all seven of its highly qualified nominees on the WHITE Proxy Card at the upcoming 2024 Annual Meeting. AREX believes this is the only way to ensure that Enhabit has a Board with the right experience and skills to effectively oversee management and help them drive operational improvements that can lead to significant value creation for stockholders.

1 Permission to use quotations from ISS was neither sought nor obtained.

Stockholders are encouraged to visit www.rehabEHAB.com for additional information and to download AREX's comprehensive plan to turn around Enhabit's operational performance: Rehabilitate Enhabit.2

About AREX

AREX Capital Management, LP is a value-oriented investment firm based in New York City. AREX takes a long-term, opportunistic approach to investing and focuses primarily on publicly traded companies with significant, unrealized potential.

Contacts

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311
rehabEHAB@saratogaproxy.com

Media Contact

Longacre Square Partners
Charlotte Kiaie / Bela Kirpalani
(646) 386-0091
rehabEHAB@longacresquare.com

2 https://rehabehab.s3.us-west-1.amazonaws.com/Rehab+EHAB+Presentation+June+2024.pdf

Item 2: On July 12, 2024, AREX posted the following material to www.rehabehab.com: